UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Genome Therapeutics Corp.

(Name of Registrant as Specified In Its Charter)

Genome Therapeutics Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENOME THERAPEUTICS CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 13, 2004

To the Shareholders of

GENOME THERAPEUTICS CORP.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Genome Therapeutics Corp. (the “Company”) will be held on Tuesday, April 13, 2004 at 10:00 a.m. at Ropes & Gray LLP, One International Place, 36th floor, Boston, Massachusetts, for the following purposes:

A.	To elect nine directors.

B.	To amend the Company’s Articles of Organization to change its name to “Oscient Pharmaceuticals Corporation”.

C.	To approve an amendment to the Employee Stock Purchase Plan, as amended, authorizing an additional 750,000 shares of common stock, par value $0.10 per share, to be reserved for issuance under the plan.

D.	To approve an amendment to the 2001 Incentive Plan, authorizing an additional 6,000,000 shares of common stock, par value $0.10 per share, to be reserved for issuance under the plan.

E.	To ratify the selection of Ernst & Young LLP as the Company’s auditors for the year ending December 31, 2004.

F.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on March 4, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session(s) thereof.

All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed form of proxy as promptly as possible. Shareholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

PATRICK O’BRIEN, Clerk

March     , 2004

Boston, Massachusetts

GENOME THERAPEUTICS CORP.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Genome Therapeutics Corp. (the “Company” or “Genome”) for use at the Annual Meeting of Shareholders to be held on Tuesday, April 13, 2004 (the “Annual Meeting”), or at any adjourned session(s) of that meeting, for the purposes set forth in the foregoing Notice. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. This solicitation of proxies is being made by mail, although it may be supplemented by telephone, facsimile or personal solicitation by directors, officers, or other employees of the Company. No additional compensation will be paid to such individuals for such services. The Company has also engaged the proxy solicitation firm. The Altman Group to assist it with the solicitation of proxies, and the Company expects to pay this firm approximately $10,000-15,000 for its services. This Proxy Statement and accompanying proxy will be mailed on or about March 12, 2004 to all shareholders entitled to vote at the meeting. The address of the Company is 100 Beaver Street, Waltham, Massachusetts, 02453.

Only shareholders of record at the close of business on March 4, 2004 will be entitled to notice of and to vote at the meeting. As of March 4, 2004, the Company had outstanding [ ] shares of Common Stock, par value $0.10 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Clerk of the Company an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and electing to vote in person.

A copy of the Company’s 2003 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to each shareholder entitled to vote at the meeting. The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003 and related financial statements and financial statement schedules to each shareholder entitled to vote at this meeting who requests a copy of such in writing. Requests should be sent to Genome Therapeutics Corp., 100 Beaver Street, Waltham, Massachusetts, 02453, Attention: Stephen Cohen, Chief Financial Officer.

Quorum, Required Votes And Method Of Tabulation

Consistent with Massachusetts law and under the Company’s by-laws, a majority in interest of all stock issued and outstanding and entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the Annual Meeting.

For proposal A, the nominees for election as directors that receive the greatest number of votes properly cast for the election of directors will be elected as directors. The approval of proposal B (name change amendment) shall require the vote of a majority of the shares of Company common stock outstanding. A majority of votes properly cast shall determine the approval of proposals C (amendment to Employee Stock Purchase Plan), D (amendment to 2001 Incentive Plan), E (ratification of auditors) and F (transaction of other business and adjournment) set forth in this proxy. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have or does not exercise the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions, broker non-votes and proxies that withhold authority to vote will not be counted as votes properly cast for purposes of determining the outcome of voting on any matter.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of Company common stock as of February 24, 2004 by:

•	each person known by the Company to own beneficially 5% or more of Company common stock;

•	each director and nominee for director of the Company;

•	each executive officer of the Company; and

•	all of the directors and executive officers of the Company as a group.

The percentages shown are based on shares of Company common stock outstanding as of February 24, 2004. Unless otherwise indicated, the address for each stockholder is c/o Genome Therapeutics Corp., 100 Beaver Street, Waltham, Massachusetts 02453. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Luke B. Evnin	8,463,512(1)	11.3%
David B. Singer	1,722,599(2)	2.3%
Robert J. Hennessey	678,831(3)	0.9%
Vernon R. Loucks	233,969(3)	0.3%
Steven M Rauscher	610,465(4)	0.8%
William S. Reardon	16,986(3)	0.0%
Norbert G. Riedel	61,634(3)	0.1%
William J. Rutter	1,147,786(5)	1.6%
David K. Stone	50,742(3)	0.1%
Stephen Cohen	197,305(3)	0.3%
Richard F. Labaudiniere	189,731(3)	0.3%
Martin Williams	111,780(3)	0.2%
Entities affiliated with MPM Capital	8,463,078(6)	11.3%
All directors and officers as a group (12 persons)	13,485,340(7)	17.4%

(1)

Includes 6,654,039 shares of common stock held by BB BioVentures L.P., 87,367 shares of common stock held by MPM Asset Management Investors 1998 LLC, and 855,945 shares of common stock held by MPM BioVentures Parallel Fund, L.P. Includes 762,754 shares of common stock held by BB BioVentures L.P. that may be acquired through the conversion of a promissory note. Includes 9,955 shares of common stock held by MPM Asset Management Investors 1998 LLC that may be acquired through the conversion of a promissory note. Includes 93,018 shares of common stock held by MPM BioVentures Parallel Fund, L.P. that may be acquired through the conversion of a promissory note. Includes 434 shares of common stock held by Dr. Evnin which shares are issuable upon the exercise of vested options. Dr. Evnin has shared voting and dispositive power over shares held by BB BioVentures L.P., MGM Asset Management Investors 1998 LLC and MPM BioVentures Parallel Fund, L.P. The address of this shareholder is 601 Gateway Boulevard, Suite 360, South San Francisco, California 94080.

(2)	Includes 16,965 shares of common stock held by the Singer-Kapp Family 2000 Trust and 238,100 shares of common stock held by the Singer-Kapp Long-Term Trust. Includes 1,053,926 shares of common stock that may be acquired within 60 days of February 24, 2004 upon exercise of vested options. Includes 15,056 shares of common stock that may be acquired through the conversion of a promissory note.
(3)	Includes 630,371 shares for Mr. Hennessey, 705 shares for Mr. Loucks, 16,986 shares for Mr. Reardon, 58,115 shares for Dr. Riedel, 50,742 shares for Mr. Stone, 172,845 shares for Mr. Cohen, 187,689 shares for Dr. Labaudiniere and 111,780 shares for Mr. Williams, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following February 24, 2004.
(4)	Includes 564,540 shares of common stock for Mr. Rauscher, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following February 24, 2004. Includes 24,000 restricted shares for Mr. Rauscher, which are subject to repurchase by the Company based on a vesting schedule.
(5)	Includes 1,005,698 shares of common stock held by the William J. Rutter Revocable Trust U/A/D 4/11/02. Includes 21,205 shares of common stock held by the William J. Rutter Revocable trust U/A/D 4/11/02, which shares are issuable upon the exercise of vested options. Includes 434 shares of common stock, which are issuable upon the exercise of vested options and 120,449 shares of common stock that may be acquired through the conversion of promissory notes.
(6)	Includes 6,654,039 shares of common stock held by BB BioVentures L.P, 87,367 shares of common stock held by MPM Asset Management Investors 1998 LLC, and 855,945 shares of common stock held by MPM BioVentures Parallel Fund, L.P. Includes 762,754 shares of common stock held by BB BioVentures L.P. that may be acquired through the conversion of a promissory note. Includes 9,955 shares of common stock held by MPM Asset Management Investors 1998 LLC that may be acquired through the conversion of a promissory note. Includes 93,018 shares of common stock held by MPM BioVentures Parallel Fund, L.P. that may be acquired through the conversion of a promissory note. The address of this shareholder is 601 Gateway Boulevard, Suite 360, South San Francisco, California 94080.
(7)	Includes 2,869,772 shares of common stock that are issuable upon the exercise of vested options or options that are to become vested within 60 days following February 24, 2004. Includes 1,001,232 shares of common stock that may be acquired through the conversion of promissory notes. Includes 24,000 restricted shares for Mr. Rauscher, which are subject to repurchase by the Company based on a vesting schedule.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company to its Chief Executive Officer and other executive officers who earned more than $100,000 for the fiscal year ended December 31, 2003:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus		Restricted Stock Awards(s)	Stock/Options SARs(#)	All Other Compensation
Steven M. Rauscher	2003	384,300	$76,860	(4)	—	103,504	$23,410	(8)
Chief Executive Officer and	2002	383,031	25,345	(4)	—	115,617	65,305	(8)
President	2001	360,000	60,750	(4)	—	__	90,320	(8)

Stephen Cohen(1)	2003	220,500	55,125	(5)	—	37,648	33,157	(9)
Sr. Vice President and Chief	2002	220,258	19,845	(5)	—	66,530	31,510	(9)
Finance Officer	2001	204,761	26,250	(5)	—	129,164	71,261	(9)

Richard Labaudiniere, Ph.D(2)	2003	263,103	60,260	(6)	—	42,220	7,164	(10)
Sr. Vice President –	2002	245,726	22,149	(6)	—	76,345	5,979	(10)
Research & Development	2001	230,000	37,567	(6)	—	45,000	89,931	(10)

Martin D. Williams(3)	2003	250,000	—		—	36,418	5,468	(11)
Sr. Vice President – Corporate	2002	232,000	18,743	(7)	—	29,235	17,194	(11)
Development and Marketing	2001	88,846	9,740	(7)	—	103,646	15,000	(11)

(1)	Mr. Cohen’s employment with the Company as the Sr. Vice President and Chief Financial Officer commenced on January 22, 2001.
(2)	Dr. Labaudiniere’s employment with the Company ceased effective as of December 31, 2003.
(3)	Mr. Williams’s employment with the Company as the Sr. Vice President of Corporate Development & Marketing commenced on July 30, 2001.
(4)	Mr. Rauscher received an incentive cash bonus of $76,860 for fiscal year 2003. In addition, Mr. Rauscher received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 17,089 shares of Common Stock at an exercise price of $1.93 per share. One-half of such shares vested upon grant and the other half will vest on February 4, 2005. Mr. Rauscher received an incentive cash bonus of $25,345 for fiscal year 2002. In addition Mr. Rauscher received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 66,004 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half will vest on March 12, 2004. Mr. Rauscher received an incentive cash bonus of $60,750 for fiscal year 2001. In addition, Mr. Rauscher received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 15,617 shares of Common Stock at an exercise price of $1.67 per share, all of which shares are vested.
(5)

Mr. Cohen received an incentive cash bonus of $55,125 for fiscal year 2003. In addition Mr. Cohen received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 12,256 shares of Common Stock at an exercise price of $1.93 per share. One-half of such shares vested upon grant and the other half will vest on February 4, 2005. Mr. Cohen received an incentive cash bonus of $19,845 for fiscal year 2002. In addition Mr. Cohen received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 22,148 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half will vest on March 12, 2004. Mr. Cohen received an incentive cash bonus of $26,250 for fiscal year 2001. In addition Mr. Cohen received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 6,530 shares of Common Stock at an exercise price of $1.73 per share, all of which shares are vested.

(6)	Dr. Labaudiniere received an incentive cash bonus of $60,260 for fiscal year 2003. Dr. Labaudiniere received an incentive cash bonus of $22,149 for fiscal year 2002. In addition, Dr. Labaudiniere received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 24,720 shares of Common Stock at an exercise price of $0.38 per share, all of which shares are vested. Dr. Labaudiniere received an incentive cash bonus of $37,567 for fiscal year 2001. In addition Dr. Labaudiniere received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 9,345 shares of Common Stock at an exercise price of $1.73 per share, all of which shares are vested.
(7)	Mr. Williams received an incentive cash bonus of $18,743 for fiscal year 2002. In addition, Mr. Williams received a non-cash bonus in the form of a grant pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 20,918 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half will vest on March 12, 2004. Mr. Williams received an incentive cash bonus of $9,740 for fiscal year 2001. In addition Mr. Williams received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 2,447 shares of Common Stock at an exercise price of $1.70 per share, all of which shares are vested.
(8)	The 2003 amount represents $3,758 in contributions by the Company to Mr. Rauscher’s life insurance premiums, $5,000 to the Company’s 401(k) Retirement Savings Plan, and $14,652 in compensation allowances. The 2002 amount represents $3,758 in contributions by the Company to Mr. Rauscher’s life insurance premiums, $5,000 to the Company’s 401(k) Retirement Savings Plan, $34,785 in compensation allowances, and $21,762 in relocation expenses. The 2001 amount represents $4,314 in contributions by the Company to Mr. Rauscher’s life insurance premiums, $692 to the Company’s 401(k) Retirement Savings Plan, and $85,314 in relocation expenses.
(9)	The 2003 amount represents $6,979 in contributions by the Company to Mr. Cohen’s life insurance premiums, $5,000 to the Company’s 401(k) Retirement Savings Plan, and $21,178 in relocation expenses. The 2002 amount represents $6,979 in contributions by the Company to Mr. Cohen’s life insurance premiums, $4,740 to the Company’s 401(k) Retirement Savings Plan, and $19,791 in relocation expenses. The 2001 amount represents $8,323 in contributions by the Company to Mr. Cohen’s life insurance premiums and $62,938 in relocation expenses.
(10)	The 2003 amount represents $2,164 in contributions by the Company to Dr. Labaudiniere’s life insurance premiums and $5,000 to the Company’s 401(k) Retirement Savings Plan. The 2002 amount represents $2,164 in contributions by the Company to Dr. Labaudiniere’s life insurance premiums, $3,815 to the Company’s 401(k) Retirement Savings Plan. The 2001 amount represents $2,529 in contributions by the Company to Dr. Labaudiniere’s life insurance premiums, $692 to the Company’s 401(k) Retirement Savings Plan, and $86,710 in relocation expenses.
(11)	The 2003 amount represents $5,468 in contributions by the Company to the Company’s 401(k) Retirement Savings Plan. The 2001 and 2002 amounts reflect a hiring bonus of $30,000 paid to Mr. Williams in four quarterly installments commencing July 30, 2001. The 2002 amount also represents $2,194 in contributions by the Company to the Company’s 401(k) Retirement Savings Plan.

Option Grants in Fiscal 2003

The following table reflects the stock options granted by the Company under its 2001 Incentive Plan to the named executive officers for the year ended December 31, 2003.

The potential realizable value amounts in the last two columns of the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the optionholders’ continued employment through the option period, and the date on which the options are exercised.

Option/SAR Grants In Last Fiscal Year

Individual Grants

	Options/SARS Granted (#)	% of Total Options/SARs Employees in Fiscal Year	Exercise of Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock price Appreciation for Option Term
					5%	10%
Steven M. Rauscher	66,004(1)	12.85	$.38	3/12/13	$112,272	$193,787
	37,500(2)	7.3	1.28	3/12/13	30,187	76,500

Stephen Cohen	22,148(1)	4.3	.38	3/12/13	37,673	65,026
	15,500(2)	3.02	1.28	3/12/13	12,478	31,620

Richard F. Labaudiniere	24,720(1)	4.81	.38	3/12/13	42,048	72,578
	17,500(2)	3.41	1.28	3/12/13	14,087	35,700

Martin D. Williams	20,918(1)	4.07	.38	3/12/13	35,581	61,415
	15,500(2)	3.02	1.28	3/12/13	12,477	31,620

(1)	These shares, which were granted on March 12, 2003,vest in two equal installments. One-half of such shares vested on date of grant and the other half will vest on March 12, 2004.
(2)	These shares, which were granted on March 12, 2003,vest in four equal annual installments, with the vesting period commencing March 12, 2003.

Fiscal Year End Option Values

The following table sets forth the aggregate dollar value of all Options/SARs exercised and the total number of unexercised Options/SARs held on December 31, 2003 by each of the named executive officers:

Aggregated Option/SAR Exercises In Last Fiscal

Year And Fiscal Year-End Option/SAR Values

	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options/SARs at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at Fiscal Year-End Exercisable/Unexercisable(1)
Steven M. Rauscher	0	0	495,285 / 283,836	$126,956 / $227,667
Stephen Cohen	0	0	87,434 / 145,908	$62,878 / $105,437
Richard F. Labaudiniere	0	0	115,038 / 153,027	$72,500 / $125,525
Martin D. Williams	0	0	95,481 / 73,818	$40,195 / $103,799

(1)	The closing price of the Common Stock on December 31, 2003 was $3.13 as reported by Nasdaq National Market. Value is calculated on the basis of the difference between the Option/SAR grant price and $3.13 multiplied by the number of shares of Common Stock underlying the Option/SAR.

Employment Agreements

Steven M. Rauscher, President and Chief Executive Officer, has an employment agreement with the Company, which commenced on October 26, 2000. Mr. Rauscher’s current base salary is $384,300 per year. The agreement entitles Mr. Rauscher to receive an annual incentive of 0-40% of his base salary based on the Company’s achievement of enhanced share value and certain operating and financial goals to be determined by the Board of Directors. Upon hiring, Mr. Rauscher received 24,000 shares of the Company’s Common Stock that will vest in four equal annual installments of 6,000 shares on the anniversary of Mr. Rauscher’s employment. These shares are subject to forfeiture to the Company in the event Mr. Rauscher’s employment with the Company terminates under certain circumstances. On March 28, 2001, the Company loaned Mr. Rauscher $163,000 to allow him to pay income tax liabilities associated with the grant of the 24,000 restricted shares. The loan bears interest at 4% per year and is payable in full on December 31, 2004 and may be extended to December 31, 2006 at the option of Mr. Rauscher, subject to certain conditions. The principal amount of the loan is non-recourse as it is secured only by the 24,000 shares of restricted stock, while the interest component of the loan is full recourse. In addition, Mr. Rauscher was awarded stock options to purchase 300,000 shares of Common Stock at an exercise price of $14.44 per share, the fair market value of the Common Stock on the date of grant. These options will vest in four equal annual installments on the anniversary of employment. Mr. Rauscher was also awarded options to purchase 240,000 shares of Common Stock at an exercise price of $14.44 per share, the fair market value of the Common Stock on the date of grant, which options also vest in four equal annual installments on the anniversary of his commencement of employment, but which can immediately vest in cumulative increments of 45,000, 45,000, 50,000 and 100,000 shares if the stock price closes at $35, $45, $55 and $60, respectively, for 10 of 20 consecutive trading days.

In the event that Mr. Rauscher’s employment is terminated by the Company for reasons other than for cause, or terminates with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 12 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company or the closing of the merger with Genesoft Pharmaceuticals, Inc. which occurred on February 6, 2004, Mr. Rauscher’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities (not including his ceasing to be Chairman following the Genesoft merger) or compensation, or is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 18 months from the date of termination and any remaining unvested options and restricted shares will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option.

Stephen Cohen, Senior Vice President and Chief Financial Officer, has an employment agreement with the Company, which commenced on January 22, 2001. Mr. Cohen’s current base salary is $220,500 per year. The agreement entitles Mr. Cohen to receive an annual incentive of up to 30% of his base salary based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Mr. Cohen. Upon hiring, Mr. Cohen was awarded stock options to purchase 75,000 shares of Common Stock at an exercise price of $8.20 per share, the fair market value of the Common Stock on the date of grant, which options vest in four equal annual installments on the anniversary of his commencement of employment; provided, that, options to purchase up to 37,500 of the shares can immediately vest in cumulative increments of 7,125, 7,125, 8,145 and 15,105 shares if the stock price closes at $35, $45, $55 and $60, respectively, for 10 of 20 consecutive trading days. In lieu of a cash signing bonus, Mr. Cohen was awarded additional options to purchase 19,164 shares of Common Stock at an exercise price of $2.46 per share, representing thirty percent of the fair market value of our Common Stock on the date of grant, which options vest in two equal installments on the anniversary of his employment.

In the event that Mr. Cohen’s employment is terminated by the Company for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 9 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company or the closing of the merger with Genesoft Pharmaceuticals, Inc. which occurred on February 6, 2004, Mr. Cohen’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months from the date of termination and any remaining unvested options will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option.

Martin Williams, Senior Vice President, Corporate Development & Marketing, has an employment agreement with the Company, which commenced on July 30, 2001. Mr. Williams’ current base salary is $250,000 per year. The agreement also entitles Mr. Williams to receive an annual incentive of up to 30% of his base salary based on achievement of corporate and mutually agreed upon personal goals. In addition, upon hiring, Mr. Williams received a signing bonus in the form of options to purchase 3,646 shares of the Company’s Common Stock, of which 1,823 shares vested on the date of grant and the remaining 1,823 shares vested 12 months from the date of Mr. Williams’ commencement of employment. These options have an exercise price of $3.53 per share, which equals 30% of the fair market value of the Common Stock on the date of grant. Mr. Williams also received options to purchase 100,000 shares of Common Stock that will vest in four equal annual installments on the anniversary of the commencement of his employment, but 50,000 of these shares may vest on an accelerated basis, subject to Stock Option and Compensation Committee approval, upon the attainment of certain goals. The exercise price for these options is $11.76 per share, the fair market value of the Common Stock on the date of grant.

In the event that Mr. Williams’ employment is terminated by the Company for reasons other than for cause (as defined), the agreement provides for the continuation of all compensation and benefits for a period up to 9 months, or until such time as he is re-employed in a comparable position, whichever occurs first. In addition, if the Company elects to enforce the non-compete provision of the Company’s IP Policy against Mr. Williams for a period up to 12 months, Mr. Williams’ salary and benefits will continue for the period during which such non-compete provision is enforced, subject to off-set for any severance benefits provided under the prior sentence. Also, if, within 1 year following a change of control of the Company, Mr. Williams’ employment is terminated other than for cause, or he experiences a material reduction in responsibilities or compensation at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months. Upon a change of control, all of Mr. Williams’ unvested options will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option.

Richard Labaudiniere, Ph.D, served as the Company’s Senior Vice President of Research and Development through December 31, 2003. the Company entered into a Separation Agreement with Mr. Labaudiniere dated July 9, 2003. Under the agreement, upon his separation, Mr. Labaudiniere received a severance payment equal to approximately $130,000 and a bonus payment for 2003 of $60,260. the Company is also obligated to pay his premiums for his COBRA health care coverage through September 30, 2004 or such sooner date as he is re-employed. Mr. Labaudiniere’s unvested stock options will continue to vest through December 31, 2004 and he can exercise any vested stock options through March 31, 2005. Any stock options that remain unvested on December 31, 2004 will be cancelled as of that date, and any vested stock options that are no exercised by March 31, 2005 will be then cancelled.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 17, 2003, the Company entered into a merger agreement with GeneSoft Pharmaceuticals, Inc. The merger was consummated on February 6, 2004. Messrs. Singer, Loucks, Evnin and Rutter, all of whom are nominees for election to the Company’s Board of Directors, served as directors of Genesoft during the course of the negotiations of the merger agreement and through the closing of the transaction. Mr. Singer also served as Chief Executive Officer and Chairman of Genesoft during this period. Immediately following the execution of the merger agreement, the Company loaned $6.2 million to Genesoft to fund its operations prior to closing. In addition, pursuant to the terms of the merger agreement, the Company is providing a directors’ and officers’ liability insurance policy that covers the acts and omissions of these nominees in their capacities as directors and officers of Genesoft for a period of 6 years from the closing date of the merger.

As a result of their ownership of Genesoft stock, options and convertible notes, these nominees received beneficial ownership of shares of Genome common stock in the merger. The amounts of their beneficial ownership are set forth in “Security Ownership of Certain Beneficial Owners and Management” above.

Pursuant to the terms of the merger, each of Mr. Singer, Mr. Rutter (including trusts and family members of Mr. Rutter) and certain investment funds affiliated with Dr. Evnin and MPM Capital Management exchanged their promissory notes of Genesoft for a like principal amount of 5% convertible promissory notes of the Company due in February 2009, and they received payment of accrued interest and related amounts on their Genesoft notes in shares of Company common stock as reflected in “Security Ownership of Certain Beneficial Owners and Management” above. These Company notes are convertible into Company common stock at any time prior to maturity at the option of the holder at a price of $6.6418 per share, subject to adjustment for stock splits, stock dividends and similar events. In addition, following the one year anniversary of the closing of the merger, the Company will have a right to compel the conversion of the Company notes if the closing sale price of the Company’s common stock is greater than 150% of the then effective conversion price for 15 consecutive trading days. Mr. Singer holds $100,000 of these Company notes, Mr. Rutter (including trusts and family members of Mr. Rutter) holds $1,300,000 of these Company notes and investment funds affiliated with Dr. Evnin and MPM Capital Management hold $5,750,000 of these Company notes.

Under the terms of Mr. Singer’s agreements with Genesoft, due to the fact that he would not be an employee of the Company following the merger, Genesoft paid him a cash severance payment of $472,500 immediately prior to the closing of the merger. In addition, options held by Mr. Singer to purchase approximately 709,000 shares of Genesoft common stock became vested and exercisable upon the closing of the merger.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or part, the following Reports of the Stock Option and Compensation Committee and the Audit Committee and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company for the last fiscal year consisted of Lawrence Levy, Marc B. Garnick, and Norbert G. Riedel, Committee Chairperson. Mr. Levy and Dr. Garnick ceased to serve on the Company’s Board of Directors effective as of the closing of the merger with Genesoft on February 6, 2004. Mr. Loucks now serves on this committee with Mr. Riedel continuing as Chairperson. The Compensation Committee’s responsibilities include, but are not limited to, reviewing and setting goals for executive officer compensation, making recommendations to the Board regarding Board compensation, making recommendations to the Board regarding new employee incentive compensation plans and performing annual review of major employee benefit plans.

Compensation Philosophy and Goals

The Company’s goal is to attract, retain, motivate, and reward its employees through the use of competitive compensation programs and policies, while aligning employee interests more closely with that of the Company and its shareholders. The Company’s compensation philosophy is influenced by competitive dynamics and labor conditions as well as the financial position of the Company. With respect to the retention of management, the Company seeks to retain and reward the highest caliber management team by offering total-compensation solutions, which are comparable to those offered by its competitors, and promote performance-based compensation. To align the interests of employees more closely with those of the shareholders, the Company promotes equity based employee reward and recognition plans.

Executive Officer Compensation Program

The compensation of the executive officers of the Company consists of a combination of salary, performance bonuses, stock options, contributions to or accruals for benefit plans, and participation in various other plans, such as the Company’s 401(k) plan, as well as the provision of medical and other personal benefits typically offered to all employees. The Compensation Committee reviews the Company’s executive compensation plans annually to ensure that total compensation plans and key elements therein are competitive with prevailing industry benchmark data of similar size companies and positions of comparable scope of responsibility. As part of the annual review process, the Committee considers recommendations presented by the Chief Executive Officer and considers achievement of predetermined performance goals for the preceding fiscal year and overall leadership and management performance for each executive prior to approval of executive compensation plans.

Base Salary

The Compensation Committee reviews base salary levels for the Company’s executive officers on an annual basis. In accordance with the Company’s pay philosophy, base salaries are set competitively relative to the compensation of executive officers of similar size companies in the same industry, and who have comparable levels of responsibility, experience, and expected level of contribution to company performance.

Annual Performance Bonuses

Under the Company’s Management Incentive Plan, executives are eligible to receive a percentage of annual base salary in incentive pay based on attainment of performance goals as approved by the Compensation Committee. These goals fall into three primary categories: attainment of certain financial targets, business/scientific achievement, and development/management of the Company’s human capital. In addition, these goals are weighted to reflect the importance and level of impact to the Company. Incentive bonuses are paid in cash and stock options of equivalent cash value at date of grant that vest over a defined period of time.

Long-term Incentive Compensation

The Compensation Committee believes that the granting of new hire and annual stock options aligns executive officers’ interests with those of the shareholders. Long-term incentive compensation, in the form of stock options, directly provides the executive officers a capital accumulation opportunity directly linked to Company and individual performance as measured by appreciation in the value of the Company stock, while also promoting retention and competitive pay practices. Stock options are granted in accordance with prevailing industry benchmark data for executives of similar size companies who hold positions of comparable scope of responsibility and in accordance with Company and overall individual performance.

Compensation Of Chief Executive Officer

The compensation of Steven M. Rauscher, the Company’s Chief Executive Officer, was determined using the methods described above. Mr. Rauscher’s salary for fiscal year 2003 was $384,300. Mr. Rauscher received an annual incentive bonus of $76,860 for fiscal 2003, payable 50% in cash and 50% in the form of options to purchase 17,089 shares of the Company’s Common Stock at an exercise price of $1.93 per share, which options vested as to half the shares upon grant and which vest as to the other half of the shares upon the first anniversary of the grant date. As a long-term incentive designed to retain and motivate Mr. Rauscher, he was granted options to purchase 37,500 shares which vest in four equal annual installments commencing on the date of the grant. These option grants have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

STOCK OPTION AND COMPENSATION COMMITTEE

Norbert G. Riedel, Chairperson

REPORT OF THE AUDIT COMMITTEE

The Audit Committee for the last fiscal year consisted of Mr. Stone, Mr. Riedel and Mr. Reardon, Committee Chairperson.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2003 audited by Ernst & Young LLP, the Company’s independent auditors. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence. Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William S. Reardon, Chairperson

Norbert G. Riedel

David K. Stone

BOARD MEETINGS AND COMMITTEES

The Company’s directors are elected at the annual meeting of stockholders and hold office (subject to the Bylaws) until the next annual meeting of stockholders and until their successors are elected and qualified. With the exception of Messrs. Singer, Loucks, Evnin and Rutter, each of the nominees named below was elected as a director of the Company at the annual meeting of stockholders held on May 8, 2003. Messrs. Singer, Loucks, Evnin and Rutter were appointed to the Board by the Board of Directors in connection with the Company’s merger with Genesoft. The Board of Directors has determined that each of Messrs. Evnin, Loucks, Reardon, Riedel, Rutter and Stone is independent within the meaning of Rule 4200 of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards (as currently in effect and as will become effective on the date of the Company’s annual meeting of stockholders).

Board of Directors Meetings

The Board of Directors held 7 meetings during the last fiscal year. None of the directors attended fewer than 75% of the aggregate number of (i) the total number of meetings of the Board of Directors held during the period he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served.

Audit Committee

The Company has an Audit Committee established in accordance with applicable rules. The Audit Committee of the Board of Directors currently consists of Messrs. Reardon, Stone and Riedel. In the opinion of the Board of Directors, each of the members of the Audit Committee is independent within the meaning of Rules 4200 and 4350 of the Nasdaq listing standards (as currently in effect and as will become effective on the date of the Company’s annual meeting of stockholders). The Board of Directors has determined that Mr. Reardon, the Chairman of the Audit Committee, possesses the attributes of an audit committee financial expert under the rules of the SEC and the Nasdaq, and has, therefore, designated him as the Audit Committee financial expert. The Audit Committee held 6 meetings during the last fiscal year.

The Board of Directors adopted an amended and restated Audit Committee Charter in February 2004 in order to comply with new rules established by the SEC and the Nasdaq. A copy of the charter of the Audit Committee is not currently available to security holders on the Company’s website; however, a copy of the charter is included as Annex A to this Proxy Statement.

The primary function of the Audit Committee is to (a) appoint, oversee and replace, if necessary, the Company’s independent auditor, (b) assist the Board’s oversight of (i) the preparation of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the independent auditor; and (c) prepare the report the SEC rules require be included in the Company’s annual proxy statement.

Compensation Committee

The Board of Directors has a compensation Committee, which currently consists of Messrs. Riedel (Chairman) and Loucks. In the opinion of the Board of Directors, each of the members of the Compensation Committee is independent within the meaning of Rule 4200 of the Nasdaq listing standards (as currently in effect and as will become effective on the date of the Company’s annual meeting of stockholders). The Compensation Committee held 4 meetings during the last fiscal year.

The Board of Directors has adopted a Compensation Committee Charter. A copy of the charter is available to security holders on the Company’s website (www.genomecorp.com). Under the charter, the Compensation Committee’s responsibilities include, but are not limited to, the following:

•	Assist the Board in developing and evaluating potential candidates for executive positions, review management succession plans and oversee the development of retention plans;

•	Review and approve corporate goals and objectives relevant to CEO and other executive officer compensation, evaluate the CEO’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s and other executive officers’ compensation level based on this evaluation;

•	Make recommendations to the Board regarding compensation, if any, of the Board;

•	Make recommendations to the Board regarding the adoption of new employee incentive compensation plans and equity-based plans and administer the Company’s existing incentive compensation plans and equity-based plans;

•	Perform annual review of major employee benefit plans;

•	Produce a compensation committee report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with the proxy rules;

•	Review and assess the adequacy of the charter of the Compensation Committee and submit any changes to the Board for approval;

•	Report its actions and any recommendations to the Board on a periodic basis; and

•	Annually perform, or participate in, an evaluation of the performance of the Committee, the results of which shall be presented to the Board.

Nominating Process

The Board of Directors of the Company currently carries out the nominating process for the Company. In light of the Company’s recent merger with Genesoft and the addition of four new directors to the Board, the Company is in the process of reviewing and completing its committee structure. The Company intends to establish a nominating committee composed of independent members within the meaning of Rule 4200 of the Nasdaq listing standards within the next several months. A majority of the members of the Board are independent within the meaning of Rule 4200 of the Nasdaq listing standards (as currently in effect and as will become effective on the date of the Company’s annual meeting of stockholders).

The Board currently fulfills the following functions, which will be assumed by the nominating committee upon its establishment:

•	identifying and evaluating individuals qualified to become members of the Board; and

•	recommending nominees for the annual meeting of shareholders.

The Board will consider director candidates recommended by the Company’s stockholders. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Clerk of the Company at least 120 days prior to the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders, or, if the Company did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of common stock of the Company which are beneficially owned by each such nominee. All such notices should be sent to: Genome Therapeutics Corp., 100 Beaver Street, Waltham, MA 02453, Attn: Clerk.

The Board has established certain minimum qualifications for board members, including:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including consideration of the his or her service on other corporate boards;

•	the prospective nominee’s ability to contribute to the range of talent, skill and expertise present on the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers and communities.

The Company also considers the ability of the nominee to meet the applicable requirements of SEC regulations, state law and the Company’s Articles of Organization and By-laws.

The Board has established a process for identifying and evaluating nominees for director, which will be assumed by the nominating committee upon its establishment. The Board will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, an independent director, within the meaning of the Nasdaq rules, designated by the Board will then initiate the search, working with staff support and seeking input from other directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board will then be identified and presented to the independent directors. The independent directors will then prioritize the candidates and determine if other directors or senior management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. To the extent feasible, all of the members of the independent directors and the CEO will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the whole Board for final evaluation. The Board will meet to consider such information and to select candidates for appointment to the Board at the annual meeting. Nominees recommended by a stockholder will be evaluated on the same basis as other nominees.

Security Holder Communications with the Board of Directors

The Company has established procedures for security holders to communicate directly with the Board of Directors on a confidential basis. Security holders who wish to communicate with the Board or with a particular director may send a letter to the Chief Financial Officer of the Company at 100 Beaver Street, Waltham, MA 02453. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Security Holder-Board Communication” or “Security Holder-Director Communication.” All such letters must identify the author as a security holder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Chief Financial Officer will make copies of all such letters and circulate them to the directors addressed. If a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is “confidential;.” The Chief Financial Officer will then forward such communication, unopened, to the Chairman of the Board of Directors.

Attendance of Directors at Annual Meetings

All members of the Board of Directors are encouraged, but not required, to attend the Company’s annual meetings of stockholders. At the Company’s 2003 Annual Meeting of Stockholders, all of the directors then in office were in attendance.

Board Compensation

Pursuant to the 2001 Incentive Plan, each non-employee director receives his annual retainer, currently set at $10,000, for the fiscal year, and each non-employee chairman of each sub-committee receives an additional retainer, currently set at $4,000, for the fiscal year, each in the form of a stock option grant that provides the right to purchase share of Common Stock at a 70% discount to the fair market value. These grants vest quarterly over a year from the date of grant. The grant size (number of options) are determined by dividing the annual retainer fee by 70% of the fair market value of the Common Stock on the date of grant. In addition, upon their initial election to the board, non-employee directors are also granted options to receive an aggregate 17,000 shares of Common Stock that vest equally over three years with an exercise price equal to the fair market value at date of grant. As a long term incentive in connection with their re-election to the board, non-employee directors are, upon their re-election to the board, also granted options to receive an aggregate of 8,500 shares of Common Stock that vest equally over three years with an exercise price equal to the fair market value at date of grant. Upon a change of control or, for those non-employee directors of the Company who held such positions prior to the closing of the merger with Genesoft, the closing of such merger, if within two years following such event, a director is either not nominated to serve as a director or is not elected by the shareholders to serve as a director, all of such director’s unvested options become exercisable upon such director ceasing to be a director of the Company and all of the director’s options remain exercisable until the earlier of two years from the date such director ceases to be a director and the final exercise date of the option. In addition, each director has the option to receive all of his board meeting fees and sub-committee fees, currently set at $2,000 and $1,250, respectively, per meeting, in the form of cash or a stock option grant on the same terms described above for the annual retainer. Meeting fees are reduced by fifty percent if the director attends a meeting via teleconference.

PERFORMANCE GRAPH

NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

The following graph compares the relative cumulative total returns to the Company’s shareholders with the cumulative total of the S&P 500 Index and the NASDAQ Biotechnology Index and The NASDAQ Stock Market (U. S. ) Index over the last five years.

PROPOSAL A

ELECTION OF NINE DIRECTORS

The Board of Directors has fixed the number of directors at nine. It is intended that the enclosed proxy will be voted for the election of the nine persons named below unless such authority has been withheld in the proxy. Each director will hold office until the next annual meeting and until his successor is elected and shall have been qualified. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. If any nominee should be unavailable for election at the time of the Annual Meeting (which is not presently anticipated) the persons named as proxies may vote for another person in their discretion or may vote for fewer than nine directors. Messrs. Hennessey, Rauscher, Reardon, Riedel and Stone are currently directors of the Company and were elected at the 2003 Annual Meeting. Messrs. Evnin, Loucks and Singer are also currently directors of the Company and joined the Board of Directors following the merger with Genesoft Pharmaceuticals, Inc. Each nominee has agreed to serve as director if elected at the meeting.

The nominees for directors of the Company who are proposed for election at the meeting, their ages, and a description of their principal occupations are set forth in the following table. The principal occupations and business experience of the nominees for the past five years have been with the employers indicated, although in some cases they have held different positions with such employers.

Name	Age	Principal Occupation and other Directorships	Director Since
David B. Singer	41	Mr. Singer joined the Company’s board as Chairman following the completion of its merger with Genesoft Pharmaceuticals in February 2004. Mr. Singer served as Chief Executive Officer and Director of Genesoft, a specialty pharmaceutical company focused on the discovery and development of novel anti-infective agents, from September 1998 to February 2004 and served as Chairman from January 2001 to February 2004. From May 1996 to July 1998, he served as Senior Vice President and Chief Financial Officer of Heartport, Inc. Mr. Singer is a member of the board of directors of Affymetrix, Inc., Corcept Therapeutics Inc. and Physician Dynamics, Inc.	2004

Luke Evnin, Ph.D.	40	Mr. Evnin joined the Company’s board following the completion of its merger with Genesoft Pharmaceuticals in February 2004. Dr. Evnin, a General Partner of MPM Capital, a venture capital firm, was a member of the Board of Directors of Genesoft Pharmaceuticals from October 1998 to February 2004. Prior to joining MPM in 1998, Dr. Evnin was a general partner at Accel Partners, focusing on investing in a broad range of life sciences companies. Dr. Evnin has served as a director of Sonic Innovations and EPIX Medical. Dr. Evnin also serves on the boards of several private companies.	2004

Name	Age	Principal Occupation and other Directorships	Director Since

Robert J. Hennessey	62	Mr. Hennessey served as Chief Executive Officer and President of the Company from March 1993 until October 2000 and Chairman of the Board from May 1994 through May 2003. Prior to joining the Company in 1993, Mr. Hennessey had significant pharmaceutical industry experience, holding positions in Strategic Planning and Business Development for Sterling Drug, Abbott Laboratories, SmithKline, and Merck Sharp & Dohme.	1993

Vernon R. Loucks, Jr.	69	Mr. Loucks joined the Company’s board following the completion of its merger with Genesoft Pharmaceuticals in February 2004. Mr. Loucks was a member of the Board of Directors of Genesoft Pharmaceuticals from November 1998 to February 2004. Mr. Loucks served as Chief Executive Officer of Segway LLC, a company providing solutions to short-distance travel, from January 2003 to November 2003. He has been Chairman of the Board of The Aethena Group, LLC, a healthcare merchant banking firm, since 2000. He was Chairman of the Board of Baxter International Inc., a manufacturer of health care products, specialty chemicals, and instruments, from 1980-1999 and was Chief Executive Officer of Baxter International from 1980-1998. Mr. Loucks also serves as a director of Affymetrix, Inc., Anheuser-Busch Companies, Inc., Emerson Electric Co. and Capital and Limited (Singapore).	2004

Steven M. Rauscher	50	Mr. Rauscher became the Chief Executive Officer and President of the Company in October 2000 and served as Chairman from May 2003 to February 2004. Previously, he had been the Chief Executive Officer and a director of AmericasDoctor, Inc., a company that provides clinical research and marketing services to the pharmaceutical industry, since 1995. Mr. Rauscher was employed by Abbott Laboratories from 1975 to 1993 holding various positions including Vice President of Sales for the U.S. Pharmaceutical Products Division, Vice President of Business Development for the International Products Division, and Vice President of Corporate Licensing.	1993

Name	Age	Principal Occupation and other Directorships	Director Since

William S. Reardon	57	Mr. Reardon is retired from PricewaterhouseCoopers LLP where he was employed from June 1973 to July 2002. Until his retirement, Mr. Reardon was a business assurance (audit) partner at PWC’s Boston office and leader of its Life Sciences Industry Practice for New England and the Eastern United States. From 1998 to 2000, Mr. Reardon served on the Board of the Emerging Companies Section of the Biotechnology Industry Organization. He also served on the Board of Directors of the Massachusetts Biotechnology Council from 2000 until his retirement from PWC. Mr. Reardon is currently a Board Member at Hybridon, Inc., serving as Audit Committee Chairman.	2003

Norbert G. Riedel, Ph.D.	46	Dr. Riedel is currently the Chief Scientific Officer (CSO) for Baxter International Inc., a manufacturer of health care products, specialty chemicals, and instruments. From 1998 until March 2001, Dr. Riedel served as President of the Recombinant Strategic Business Unit for Baxter Bioscience, a division of Baxter International. Prior to joining Baxter in 1998, Dr. Riedel served as Head of Global Biotechnology for Hoechst Marion Roussel, Inc.	1999

William Rutter, Ph.D.	76	Dr. Rutter joined the Company’s board following the completion of its merger with Genesoft Pharmaceuticals in February 2004. Dr. Rutter was a member of the Board of Directors of Genesoft Pharmaceuticals from January 1999 through February 2004. Dr. Rutter co-founded Chiron, a global pharmaceutical company, and has been a director since its inception in 1981. He served as Chiron’s Chairman of the Board until May 1999, when he became Chairman Emeritus. Dr. Rutter serves as Chairman and Chief Executive Officer of Synergenics LLC, a company he founded that provides financial resources, facilities, financial, legal support and strategic advice to start-up biotech companies, since 2000. From January 2000 to present, Dr. Rutter has served as a director of Sangamo Biosciences, Inc. Dr. Rutter served as a director of Ciba-Geigy, Ltd. and subsequently Novartis from 1995 until April 1999. From 1969 to 1982, Dr. Rutter was Chairman of the Department of Biochemistry and Biophysics at the University of California, San Francisco. Dr. Rutter also serves on the boards of other privately-held biotechnology companies.	2004

Name	Age	Principal Occupation and other Directorships	Director Since

David K. Stone	47	Since 2000, Mr. Stone has been a founding partner of AGTC Funds, a venture capital group focused on investment opportunities in start-up and early stage companies that apply genomic information and technologies to develop products or services. Mr. Stone has also been an advisor partner since 1999 to NewcoGen, an investment group focused on new opportunities in early stage technology and life science companies. Both AGTC Funds and NewcoGen are part of Flagship Ventures. From 1989 to 1999, Mr. Stone was at Cowen & Company (now SG Cowen), where he followed the biopharmaceutical industry, holding the position of Managing Director from 1994 to 1999.	2001

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF

THE NINE NOMINEES DESCRIBED ABOVE.

EXECUTIVE OFFICERS

The executive officers of the Company who are not also directors of the Company are as follows:

Name	Position
Stephen Cohen	Sr. Vice President & Chief Financial Officer
Martin Williams	Sr. Vice President – Corporate Development & Marketing

Mr. Cohen was appointed Senior Vice President and Chief Financial Officer of Genome Therapeutics in January 2001. Prior to joining the Company, Mr. Cohen was the Controller for the Global Pharmaceutical Research and Development Organization at Abbott Laboratories serving in this capacity since 1988. Mr. Cohen joined Abbott Laboratories in 1976.

Mr. Williams was appointed Senior Vice President of Corporate Development & Marketing in July 2001. Prior to joining the Company, Mr. Williams was Vice President of Business Development & Marketing at Pentose Pharmaceuticals, a biopharmaceutical company focused on the prevention and treatment of infectious disease, since 1997. From 1987 through 1997, Mr. Williams also directed the development and commercialization of several flagship brands for Glaxo-Wellcome, Hoffman-LaRoche, American Cyanamid and American Home Products.

PROPOSAL B

AMENDMENT TO THE COMPANY’S ARTICLES OF ORGANIZATION TO

CHANGE ITS NAME TO “OSCIENT PHARMACEUTICALS CORPORATION”.

The Board of Directors has unanimously adopted resolutions to change the name of the Company to “Oscient Pharmaceuticals Corporation,” subject to shareholder approval. If adopted by the Company’s shareholders, the new name will become effective upon filing the Amendment to the Company’s Articles of Organization with the Secretary of State of the Commonwealth of Massachusetts, which is expected to occur as soon as possible following shareholder approval. The form of Amendment is attached hereto as Annex B. The Company will also apply to the Nasdaq Stock Market for a new trading symbol.

Over the last few years, the Company has transitioned from being a genomics company to becoming a product-focused biopharmaceutical company. This strategic shift culminated in the Company’s recent merger with Genesoft Pharmaceuticals, Inc., pursuant to which the Company acquired the rights to develop and market FACTIVE®, an anti-infective product approved by the United States Food and Drug Administration for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity in North America and certain European countries. In light of the Company’s continuing evolution into a biopharmaceutical company, the Company’s Board of Directors has determined that the “Genome Therapeutics” name would no longer describe the Company’s business and could result in possible confusion about the Company’s identity and strategic focus on biopharmaceutical drug development.

Shareholders will not be required to submit their stock certificates for exchange. Stock certificates bearing the “Genome Therapeutics Corp.” name will continue to be valid certificates and will evidence ownership of the same number of shares of our Common Stock after the name change as stated in the certificate. Following the effective date of the amendment changing our name, all new stock certificates that we issue will be printed with our new name.

The Board of Directors recommends a vote FOR Proposal B.

PROPOSAL C

APPROVAL OF AN AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK

PURCHASE PLAN, AUTHORIZING AN INCREASE OF 750,000 SHARES OF

COMMON STOCK TO BE RESERVED FOR ISSUANCE UNDER THE PLAN.

In the opinion of the Board of Directors, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key employees. In particular, in order to realize the commercial launch of FACTIVE in the second half of 2004, we will experience a significant increase in hiring as we build a sales and marketing organization, expand the medical/development organization to support additional FACTIVE development and commercialization, continue support for the development of Ramoplanin and build the infrastructure necessary to support these expansions. This growth in hiring, particularly in the sales and marketing areas, is expected to continue during 2005. As of February 25, 2004, there were only 120,822 shares of Common Stock available for future purchase under our Employee Stock Purchase Plan (the “Stock Purchase Plan”). Unless the number of shares of Common Stock authorized for purchase under our the Stock Purchase Plan is increased, we may not have sufficient shares in the Stock Purchase Plan to keep it available for our existing employees and new hires through the next annual meeting, which could negatively affect our ability to retain our employees and recruit the new employees that we need. Accordingly, on February 27, 2004 the Board adopted, subject to stockholder approval, an amendment to the Stock Purchase Plan increasing the number of shares of Common Stock authorized for purchase under the Stock Purchase Plan by 750,000 shares.

Overview

On October 27, 1999, the Board of Directors adopted the Stock Purchase Plan, which was subsequently approved by our shareholders. Under the Stock Purchase Plan, eligible employees may authorize the Company to deduct amounts from their regular paychecks, which amounts are used to enable the employees to exercise options (each an “Option”) to purchase shares of Common Stock of the Company. The purpose of the Stock Purchase Plan is to attract and retain key personnel, and encourage stock ownership by the Company’s employees.

The Company initially reserved 250,000 shares of the Company’s Common Stock for issuance under the Stock Purchase Plan. The Company’s shareholders authorized the reservation of an additional 250,000 shares for issuance under the Stock Purchase Plan at each of the annual meetings of shareholders held on June 25, 2002 and May 8, 2003, respectively.

Summary of the Stock Purchase Plan

The following summary of the Stock Purchase Plan is qualified in its entirety by reference to the Stock Purchase Plan. The full text of the proposed amendment to the Stock Purchase Plan is attached as Annex C to this proxy statement. The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon the request of such person by first class mail, within one business day of receipt of such request, a copy of the Stock Purchase Plan. Any such request should be directed as follows: Investor Relations, Genome Therapeutics Corp., 100 Beaver Street, Waltham, Massachusetts 02453; telephone number (781) 398-2300.

Administration; Participation

The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. Each employee of the Company who, on the first day of an Option Period (as defined below), is scheduled to work at least 20 hours per week and who is expected to be employed for at least five months per year by the Company is eligible to participate in the Stock Purchase Plan, unless he or she owns (or is treated as owning under applicable attribution rules) 5% or more of the voting power or value of the stock of the Company. We refer to employees eligible to participate in the Stock Purchase Plan as Eligible Employees. As of February 23, 2004, the number of employees participating in the Stock Purchase Plan was approximately 30 persons.

An Eligible Employee may elect to become a participant (a “Participant”) in the Stock Purchase Plan by delivering to the Company, at least 15 days prior to the beginning of an Option Period, a form authorizing the Company to deduct an amount from his or her salary to exercise Options. The aggregate amount which an employee may authorize the Company to deduct under the Company’s Stock Purchase Plan is not less than 1% nor more than 15% of the employee’s pay by means of substantially equal payroll deductions over the Option Period. Participants are allowed to increase or decrease the percentage of wages deducted once per quarter during the time the Option is outstanding. A Participant may suspend his or her contributions at any time.

Terms of Options

The periods for which Options may be granted are January 1 to June 30 and July 1 to December 31 of each year. Such periods are each “Option Periods”. Each Participant is granted an Option on the first day of the Option Period and such Option is deemed exercised if an Eligible Employee continues to be a Participant on the last day of the Option Period. For each Option Period, the maximum number of shares covered by an Option is that number having a fair market value of $12,500 on the first day of the Option Period. The exercise price of an Option is 85% of the fair market value for the Common Stock (a) on the grant date or (b) at the time at which the Option is exercised, whichever is less.

The Options are nontransferable, except in the case of death of the employee. If an employee dies, his or her beneficiary may, as set forth by the Participant in the beneficiary designation form, withdraw the accumulated payroll deductions or use them to purchase shares on the last day of the Option Period. If an employee ceases to be employed by the Company by reason of permanent disability or retirement or is on an approved leave of absence from the Company, the employee may request that his or her accumulated payroll deductions be used to purchase shares on the last day of the Option Period. If an employee ceases to be employed by the Company for any other reason, the Option held by him or her is deemed canceled and his or her accumulated payroll deductions are returned. A Participant may elect to discontinue participation at any time prior to the end of an Option Period and to have his or her accumulated payroll deductions refunded.

Shares Subject to the Stock Purchase Plan

Subject to shareholder approval of this proposal at this meeting, the number of shares that are reserved for future issuance under the Stock Purchase Plan will be 870,822 shares of the Company’s Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Company from exercise under the Stock Purchase Plan will be used for the general corporate purposes of the Company. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Company and held in its treasury.

Amendment and Termination

The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or revise the Stock Purchase Plan for any purpose which may at any time be permitted by law, provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Stock Purchase Plan will have no force or effect unless it will have been approved by the shareholders within twelve months before or after its adoption.

The Stock Purchase Plan may be suspended or terminated at any time by the Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of the outstanding options. The Stock Purchase Plan will terminate in any case when all or substantially all of the Stock reserved for the purposes of the Stock Purchase Plan has been purchased.

Effective Date of the Stock Purchase Plan

The Stock Purchase Plan became effective as of March 1, 2000 and continues to remain in force.

Plan Benefit

During 2003, the Company’s executive officers purchased 12,862 shares of Company common stock under the Stock Purchase Plan at a weighted average purchase price of $1.65. In 2003, all of the Company’s employees, excluding the executive officers, purchased 195,357 shares of Company common stock under the Stock Purchase Plan at a weighted average purchase price of $1.58.

The future amounts of shares to be purchased under the Stock Purchase Plan by the executive officers and the non-executive officer employees are subject to the discretion of the individual employee and are therefore not determinable at this time.

Federal Income Tax Considerations

The following summary description is limited to the principal U.S. federal income tax consequences under current law of participation in the Stock Purchase Plan, and does not attempt to describe all possible tax consequences. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the rules applicable to employee stock purchase plans that so qualify, a participant will realize no income either upon the grant or upon the exercise of an option awarded under the Stock Purchase Plan. Upon any disposition by the Participant of shares acquired upon exercise of a Stock Purchase Plan option, if such disposition occurs after the shares have been held for at least two years after the date of the option grant, or if the participant dies at any time while holding the shares, ordinary income will be recognized equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or (b) 15% of the fair market value of the shares on the date of grant of the option. In the case of a disposition, any additional gain recognized in such a disposition will be taxable as long-term capital gain. If the participant sells or otherwise disposes of the shares prior to expiration of the two-year period (a “disqualifying disposition”), he or she will recognize ordinary income equal to the amount by which the fair market value of the stock on the date the option was exercised exceeded the exercise price. Any additional gain, or any loss, recognized in the disposition will be taxable as a capital gain or loss, long-term or short-term depending on the participant’s holding period in the shares. A deduction will be available to the Company with respect to any ordinary income realized by a participant in a disqualifying disposition of shares acquired under the Stock Purchase Plan.

The preceding paragraph assumes that the Participant is, at all times during the period beginning with the date of grant and ending on the date that is three months before the option is exercised, an employee of the Company or a subsidiary. If the Participant does not satisfy these employment requirements, in general, the Participant will have no taxable income at the time of grant but will realize income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which the Company is not entitled to a deduction.

The Board of Directors recommends a vote FOR Proposal C.

PROPOSAL D

APPROVAL OF AN AMENDMENT TO THE 2001 INCENTIVE PLAN,

AUTHORIZING AN INCREASE OF 6,000,000 SHARES OF COMMON STOCK TO

BE RESERVED FOR ISSUANCE UNDER THE PLAN.

Overview

The Company recognizes the importance of stock options, stock awards and other performance based awards as a tool for recruiting and retaining the highest caliber executive officers, employees and directors. The purpose of the 2001 Incentive Plan (the “Incentive Plan”) is to advance the interests of the Company by enhancing its ability to attract and retain executive officers, employees, directors and other persons or entities providing services to the Company who are in a position to make significant contributions to the success of the Company, and to reward participants for such contributions, through ownership of shares of Common Stock of the Company and cash incentives. The Incentive Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock or deferred stock, or performance awards, or combinations thereof, all as more fully described below.

As of February 23, 2004, there were only 1,205,216 shares of Common Stock available for future issuance under the Incentive Plan. In the opinion of the Board of Directors, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key employees. In particular, in order to realize the commercial launch of FACTIVE in the second half of 2004, we will experience a significant increase in hiring as we build a sales and marketing organization, expand the medical/development organization to support additional FACTIVE development and commercialization, continue support for the development of Ramoplanin and build the infrastructure necessary to support these expansions. This growth in hiring, particularly in the sales and marketing areas, is expected continue during 2005. Based on the Company’s analysis of competitive compensation packages for the desired categories of employees, the Company believes that it will need an increase in the amount of shares available under the Incentive Plan in order to meet our hiring needs and to retain sufficient shares to keep it available to our existing employees, officers and directors. Accordingly, on February 27, 2004 the Board adopted, subject to stockholder approval, an amendment to the Incentive Plan increasing the number of shares of Common Stock authorized for purchase under the Incentive Plan by 6,000,000 shares.

Summary of the Incentive Plan

The following summary of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan. The full text of the proposed amendment to the Incentive Plan is attached as Annex D to this proxy statement. The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon request of such person by first class mail, within one business day of receipt of such request, a copy of the Incentive Plan. Any such request should be directed as follows: Investor Relations, Genome Therapeutics Corp., 100 Beaver Street, Waltham, Massachusetts 02453; telephone number (781) 398-2300.

The Incentive Plan

The Incentive Plan is administered by the Compensation Committee (the “Committee”). During such times as the Common Stock is registered under the Securities Exchange Act of 1934 (the “1934 Act”), all members of the Committee will be “non-employee directors” within the meaning of rule 16b-3 promulgated under the 1934 Act and “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Incentive Plan, the Committee may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and performance awards (in cash or stock), or combinations thereof, and may waive the terms and conditions of any award. As of February 24, 2004, a total of 1,205,216 shares of Common Stock are available for future issuance under the Incentive Plan. Employees of the Company, including executive officers, directors and other persons or entities providing services to the

Company or its subsidiaries who are in a position to make a significant contribution to the success of the Company and its subsidiaries are eligible to receive awards under the Incentive Plan.

Section 162(m) of the Code places annual limitations on the deductibility by public companies of compensation in excess of $1,000,000 paid to each of the chief executive officer and the other four most highly compensated officers, unless, among other things, the compensation is performance-based. For compensation attributable to stock options and stock appreciation rights to qualify as performance-based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the Company’s shareholders. To comply with these requirements, the Incentive Plan provides that the maximum number of shares of stock for which stock options may be granted to any person in any calendar year, the maximum number of shares of stock subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of stock subject to other awards (other than restricted stock awards) that may be delivered to any person in any calendar year shall each be 1,000,000. The Incentive Plan, including these limits, received shareholder approval on February 27, 2001. Grants of restricted stock will be limited to 100,000 shares in any one calendar year.

Stock Options. The exercise price of an incentive stock option (“ISO”) granted under the Incentive Plan or an option intended to qualify as performance-based compensation under Section 162(m) of the Code shall not be less than 100% (110% in the case of 10% shareholders) of the fair market vale of the Common Stock at the time of grant. The Committee determines the exercise price of a non-ISO granted under the Incentive Plan. No ISO may be granted under the Incentive Plan after December 4, 2010, but ISO’s previously granted may extend beyond that date. The exercise price may be paid in cash or by check payable to the order of the Company. Subject to certain additional limitations, the Committee may also permit the exercise price to be paid by tendering shares of Common Stock, by delivery of a promissory note, by delivery to the Company of an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or a combination of the foregoing.

Stock Appreciation Rights (SARs). Stock appreciation rights (“SARs”) may be granted either alone or in tandem with stock option grants. Each SAR entitles the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation in the fair market value of a share of Common Stock. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth.

Stock Awards; Deferred Stock. The Incentive Plan provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture (“Restricted Stock”), as well as unrestricted shares of Common Stock. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period and the satisfaction of any other conditions or restrictions established by the Committee. Except as the Committee may otherwise determine, if a participant dies or ceases to be an employee or ceases to continue the consulting or other similar relationship engaged in by such participant with the Company for any reason during the restricted period, the Company may repurchase the shares of Restricted Stock or the shares of Restricted Stock may be forfeited to the Company. The Incentive Plan also provides for deferred grants entitling the recipient to receive shares of Common Stock in the future at such times and on such conditions as the Committee may specify.

Performance Awards. The Incentive Plan provides for performance awards entitling the recipient to receive cash or Common Stock following the attainment of performance goals determined by the Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Incentive Plan. In the case of any performance award (other than a stock option or SAR with an exercise price no less than the fair market value of the shares subject to the option or SAR at the time of grant) intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code (an “Exempt Award”), the Committee will in writing pre-establish specific performance goals that are based upon any one or more operational, result or event-specific goals. With respect to any Exempt Award, the maximum payable to an individual in respect of the Exempt Award for any year cannot exceed $500,000 cash or 100,000 shares of Common Stock.

Termination. Except as otherwise provided by the Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant’s executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). Options and SARs not exercisable at a participant’s death terminate. In the case of termination for reasons other than death, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less). Notwithstanding the foregoing, if in the Committee’s judgment the reason for the award holder’s termination casts discredit on the Company sufficient to justify immediate termination of the award, then such award will immediately terminate.

Change of Control. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets, the Incentive Plan permits the Committee to arrange for the assumption of awards outstanding under the Incentive Plan or the grant to participants of replacement awards by that corporation. All outstanding awards not assumed or replaced by the surviving or acquiring corporation shall become exercisable immediately prior to the consummation of such merger, consolidation or other transaction and upon such consummation all outstanding awards that have not been assumed or replaced will terminate.

Amendment. The Company may at any time or times amend the Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Incentive Plan as to any further grants of awards; provided, that (except to the extent expressly required or permitted by the Incentive Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Incentive Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

Plan Benefit

During 2003, options to purchase 219,790 shares of Company common stock were granted to the Company’s executive officers under the Incentive Plan, as set forth in the table captioned “Options/SAR Grants in Last Fiscal Year” above. During 2003, under the Incentive Plan, options to purchase 210,585 shares of Company common stock were granted to all non-executive directors of the Company as a group at an average weighted exercise price of $1.12. In addition in 2003, under the Incentive Plan, options to purchase 279,048 shares of the Company’s common stock were granted to all of the Company’s employees, excluding the executive officers, at an average weighted exercise price of $0.97.

The future benefits or amounts that would be received under the Incentive Plan by the executive officers and the non-executive officer employees are discretionary and are therefore not determinable at this time. The Company has adopted the following methodology for granting options to non-executive Directors described under “Board Compensation” above. Under the Incentive Plan, the existing non-executive Directors as a group will receive options to purchase 68,000 shares of Common Stock at the Company’s Board meeting following the annual meeting in connection with their re-election to the Board.

Federal Tax Effects

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Nonstatutory (Non-ISO) Options. In general, in the case of a non-ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-ISO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Under the so-called “golden parachute” provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may not be deductible to the Company.

Effective Date of the Incentive Plan

The Incentive Plan became effective as of February 27, 2001 and continues to remain in force.

The Board of Directors recommends a vote FOR Proposal D.

PROPOSAL E

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2003 are described under “Audit and Non-Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above. In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board, and they may retain that firm or another without resubmitting the matter to the Company’s shareholders.

Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors recommends a vote FOR Proposal E.

Audit and Non Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2003 and December 31, 2002, and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category	Fiscal 2003	% of Total	Fiscal 2002	% of Total
Audit Fees	$197,500	88.8%	$120,650	82.7%
Audit-Related Fees	10,000	4.5%	10,670	7.3%
Tax Fees	12,325	5.6%	14,500	10.0%
All Other Fees	2,500	1.1%	0

Total Fees	$222,325	100.0%	$145,820	100.0%

Audit fees included fees related to services rendered in connection with the annual audit of the Company’s consolidated financial statements, the quarterly reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and the reviews of and other services related to registration statements and other offering memoranda. In 2003, these amounts were significantly more than in 2002, primarily due to the merger with Genesoft, a financing transaction in October, and the sale and divestiture of our Genome Vision Services Business in the first quarter. All of the work for 2003 was performed by the full-time, permanent employees of Ernst & Young LLP. For 2002, the above totals include professional fees from Arthur Andersen LLP in connection with the Audit ($37,650) and Tax preparation ($14,500).

Audit-related fees consisted primarily of fees for audits of the financial statements of one of the Company’s employee benefit plans.

Tax fees consisted of tax compliance/preparation and other tax services. Tax compliance/preparation consisted of fees billed for professional services related to federal, state and local tax compliance.

All other fees consisted primarily of miscellaneous services. No portion of these fees related to financial information or operational system design or implementation services.

All of the 2003 services described above were approved by the Audit Committee pursuant to the SEC rule that requires audit committee pre-approval of audit and non-audit services provided by the Company independent auditors to the extent that rule was applicable during fiscal year 2003.

On an on-going basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee reviews these requests and advises management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

Our Audit Committee has considered whether the provision of services to the Company by Ernst & Young LLP beyond those rendered in connection with their audit and review of our financial statements was compatible with maintaining their independence. On the basis of the relevant facts and circumstances pertaining to the engagement of Ernst & Young LLP by the Company in connection with their services in fiscal 2003, our Audit Committee believes that Ernst & Young LLP satisfied the requirements of independence from us.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2003, including, but not limited to, the 1991 Stock Option Plan, 1993 Stock Option Plan, 1995 Stock Option Plan, 1995 Directors Stock Option Plan, 1997 Stock Option Plan, 2001 Incentive Plan, and the Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholder	3,128,050		$5.09	1,473,982
Equity compensation plans not approved by shareholders	917,296	(1)(2)(3)	8.85	__
Total	4,045,346		$5.94	1,473,982

(1)	Includes 393,750 shares of Common Stock issuable upon exercise of outstanding options granted to Robert Hennessey in connection with his commencement of employment on March 15, 1993. These options have an exercise price of $1.63 per share and expire as follows: 78,750 shares expire on each of March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, and March 15, 2005, respectively. The balance of the options granted to Mr. Hennessey upon the commencement of his employment have been exercised.

(2)	Includes 512,296 shares of Common Stock issuable upon exercise of outstanding options granted to Steven Rauscher in connection with his commencement of employment on October 26, 2000, the terms of which are more particularly described on page 8. The balance of the options granted to Mr. Rauscher upon the commencement of his employment were granted under a shareholder approved plan.
(3)	Includes 11,250 shares of Common Stock issuable upon exercise of outstanding options granted to certain outside consultants on March 31, 1997 in connection with services rendered to the Company. The Company had granted these consultants options to purchase a total of 15,000 shares of Common Stock at an exercise price of $7.06 per share, the fair market value of our Common Stock at the date of grant. All of these options vested as of March 31, 2001. The options provide for a term of 10 years, subject to earlier termination, and include provisions to adjust for any change in our Common Stock through merger, stock-split or other change in the capital structure of the Company.

SHAREHOLDER PROPOSALS

Proposals of shareholders submitted for consideration at the 2005 Annual Meeting of shareholders must be received by the Company no later than November 13, 2004 in order to be included in the Company’s proxy statement for the 2005 Annual Meeting. In addition, if a shareholder wishes to present a proposal at the Company’s 2005 Annual Meeting that will not be included in the Company’s proxy statement and fails to notify the Company by no later than January 27, 2005, then the proxies solicited by the Board of Directors for the 2005 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal in the event that it is properly brought before the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Executive officers, directors and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that, during the year ended December 31, 2003, its executive officers and directors have complied with all Section 16(a) filing requirements applicable to them, except that each of Messrs. Cohen, Hennessey and Stone filed one Form 4 report with respect to one transaction on an untimely basis.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

In the event that sufficient votes in favor of any of the proposals set forth in the accompanying Notice are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of such meeting for a period of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any such adjournments will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies that they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting.

Thank you for your cooperation.

Annex A

CHARTER OF THE AUDIT COMMITTEE

OF

THE BOARD OF DIRECTORS

OF

GENOME THERAPEUTICS CORP.

1. Purpose. The purpose of the Audit Committee (the “Committee”) shall be to (a) appoint, oversee and replace, if necessary, the independent auditor, (b) assist the Board of Director’s oversight of (i) the preparation of the financial statements of Genome Therapeutics Corp. (the “Company”), (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the independent auditor; and (c) prepare the report the Securities and Exchange Commission rules require be included in the Company’s annual proxy statement.

2. Composition of the Audit Committee. The Committee shall consist of not less than three board members in good standing appointed by the Board of Directors of the Company. Committee members may be removed by the Board of Directors in its discretion. Members of the Committee shall each satisfy the independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and The Nasdaq Stock Market, Inc. (“Nasdaq”) as such requirements are interpreted by the Board of Directors in its business judgment, and the Board of Directors shall annually review the Committee’s compliance with such requirements. Members of the Committee shall be versed in reading and understanding financial statements. At least one member of the Committee shall fulfill the requirements to be deemed, and shall be designated as, a “financial expert” under the rules of the Securities and Exchange Commission and the Nasdaq.

3. Meetings of the Audit Committee. The Committee shall hold at least five regularly scheduled meetings (to include a meeting each time the Company proposes to issue a press release containing quarterly or annual earnings) and such special meetings as circumstances dictate. It shall meet separately, at least twice annually, with management and with the independent auditor to discuss results of examinations, or discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee shall report regularly to the Board of Directors.

4. Responsibilities of the Audit Committee. The function of the Committee is oversight. While the Committee has the responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assure compliance with laws, regulations or any internal rules or policies of the Company. This is the responsibility of management. The independent auditor is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon. The Committee has direct and sole responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of Directors.

5. Duties and Proceedings of the Audit Committee. The Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by accomplishing the following:

5.1 Oversight of Independent Auditor.

(a) Annually evaluate, determine the selection of, and if necessary, determine the replacement of or rotation of, the independent auditor.

(b) Pre-approve both (i) all auditing services (including comfort letters and statutory audits) and (ii) all permitted non-audit services, in each case, before they are rendered by the auditor.

(c) Review, evaluate and discuss formal reports, at least annually, from the independent auditor regarding the auditor’s independence, including a delineation of all relationships between the auditor and the Company; and recommend to the Board of Directors actions to satisfy the Board of Directors of the independence of the auditor.

(d) At least annually, receive a report, orally or in writing, from the independent auditor detailing the firm’s internal quality control procedures and any material issues raised by the independent auditor’s internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm.

5.2 Oversight of Audit Process and Company’s Legal Compliance Program.

(a) Review with the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation. Review with the independent auditor any difficulties with audits and managements’ response.

(b) Review and discuss with management and the independent auditor the Company’s system of internal control, its financial and critical accounting practices. Inquire of management and the independent auditors about significant risks or exposures facing the Company; assess the steps management has taken or proposes to take to minimize such risks to the Company (including the extent and adequacy of its insurance coverage); and periodically review compliance with such steps.

(c) Receive and review reports of the independent auditor discussing 1) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, 2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and 3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(d) Discuss with management and the independent auditor any changes in the Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

(e) Review and discuss with management and the independent auditor the annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Discuss results of the annual audit and quarterly review and any other matters, including the results of the review of internal controls and procedures, required to be

2

communicated to the Committee by the independent auditor under generally accepted auditing standards. Discuss with management and the independent auditor their judgment about the quality of earnings, the appropriateness of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which the management obtained Statement on Auditing Standards No. 50 letters, and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

(f) Review with counsel material pending legal proceedings involving the Company and other contingent liabilities as well as any reports received from regulators.

(g) Receive from the Chief Executive Officer and Chief Financial Officer a report of all significant deficiencies and material weaknesses in the design or operation of internal controls, including computerized information systems and controls, and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

(h) Discuss with the independent auditor the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61.

(i) Establish procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees and external parties of concerns regarding questionable auditing or accounting matters.

(j) Receive reports from, and make inquiries of, appropriate officers of the Company concerning all related party transactions, conduct appropriate review of all related party transactions for potential conflict of interest situations and approve all such related party transactions.

5.3 Other Responsibilities.

(a) Review adequacy of this audit committee charter, including review in light of new laws and regulations, annually and submit charter to Board of Directors for approval.

(b) Prepare or cause to be prepared the report of the Audit Committee for inclusion in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission.

(c) Put in place an appropriate control process for reviewing and approving the Company’s internal transactions and accounting.

(d) Annually review among the Committee members and with the independent auditors the performance of the Committee, the results of which review shall be presented to the Board of Directors. Create an agenda for the Committee’s activities for the ensuing year.

(e) Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. Consider the results of any review of these matters by internal or independent auditors.

(f) Periodically review the Company’s code of conduct to ensure that it is adequate and current. Review with the Company’s counsel the results of its review of the monitoring of compliance with the Company’s code of conduct.

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(g) Perform any other activities consistent with the Charter, By-laws and governing law as the Board of Directors or the Committee shall deem appropriate, including holding meetings with the Company’s investment bankers and financial analysts.

6. Authority and Resources of the Audit Committee. The Committee has the authority to retain legal, accounting or other experts, including auditors other than the principal auditor, that it determines to be necessary to carry out its duties. It also has authority to determine compensation for such advisors as well as for the independent auditor. The Committee may determine appropriate funding needs for its own ordinary administrative expenses that are necessary and appropriate to carrying out its duties.

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Annex B

The complete text of the amendment to the Company’s Articles of Organization is as follows:

ARTICLE I has been amended in its entirety to read as follows:

“ARTICLE I

The exact name of the corporation is: Oscient Pharmaceuticals Corporation”

Annex C

GENOME THERAPEUTICS CORP.

EMPLOYEE STOCK PURCHASE PLAN

AMENDMENT

Pursuant to Section 17 of the Genome Therapeutics Corp. Employee Stock Purchase Plan (the “Plan”), Genome Therapeutics Corp. hereby amends the Plan, subject to stockholder approval, as follows:

1. Section 2 of the Plan is amended, effective as of the date hereof, by deleting the first sentence thereof and replacing said sentence in its entirety as follows:

“Under the Plan, there is available an aggregate of not more than 1,500,000* shares of Stock (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”).”

IN WITNESS WHEREOF, Genome Therapeutics Corp. has caused this Amendment to be executed by its duly authorized officer this 27th day of February, 2004.

GENOME THERAPEUTICS CORP.

By: /s/    STEPHEN COHEN

Name: Stephen Cohen

Title: Senior Vice President

          and Chief Financial Officer

*Note: This is a historical aggregate number, which includes shares that have already been issued under the plan. As of February 25, 2004, only 120,822 shares remained available for issuance under the plan. Accordingly, if the amendment to increase the number of shares by 750,000 is approved by shareholders, then approximately 870,822 shares will be available for future sale under the plan.

Annex D

GENOME THERAPEUTICS CORP.

2001 INCENTIVE PLAN

AMENDMENT

Pursuant to Section 9 of the Genome Therapeutics Corp. 2001 Incentive Plan (the “Plan”), Genome Therapeutics Corp. hereby amends the Plan, subject to stockholder approval, as follows:

1. Section 4(a) of the Plan is amended, effective upon stockholder approval, by deleting the first sentence thereof and replacing said sentence in its entirety as follows:

“A maximum of 9,400,000* shares of Stock may be delivered in satisfaction of Awards under the Plan.”

IN WITNESS WHEREOF, Genome Therapeutics Corp. has caused this Amendment to be executed by its duly authorized officer this 27th day of February, 2004.

GENOME THERAPEUTICS CORP.

By: /s/    STEPHEN COHEN

Name: Stephen Cohen

Title: Senior Vice President

          and Chief Financial Officer

*Note: This is a historical aggregate number, which includes shares that have already been granted pursuant to awards under the plan. As of February 25, 2004, 1,205,216 shares remained available for grant of awards under the plan. Accordingly, if the amendment to increase the number of shares available for grant under the plan by 6,000,000 is approved by shareholders, then approximately 7,205,216 shares will be available for future grant of awards under the plan.

PROXY

GENOME THERAPEUTICS CORP.

ANNUAL MEETING OF STOCKHOLDERS

APRIL 13, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints STEVEN M. RAUSCHER and STEPHEN COHEN or either of them, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Genome Therapeutics Corp., to be held on April 13, 2004, at Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts at 10:00 a.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $0.10 per share, of Genome Therapeutics Corp. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

Please sign and date this proxy on	SEE REVERSE SIDE

the reverse side where indicated

GENOME THERAPEUTICS CORP.

100 Beaver Street

Waltham, Massachusetts 02453

Attention:  Stephen Cohen

                   Chief Financial Officer

☒ Please mark votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 5.

1.

To elect nine directors.

Nominees:                (01) David B. Singer, (02) Luke Evnin, Ph.D.,

(03) Robert J. Hennessey, (04) Vernon R. Loucks, Jr.,

(05) Steven M. Rauscher, (06) William S. Reardon,

(07) Norbert G. Riedel, Ph.D., (08) William Rutter, Ph.D.,

(09) David K. Stone

			☐ For All Nominees	☐ Withheld From All Nominees
☐______________________
For all nominees except as noted above

2.	To amend the Company’s Articles of Organization to change its name to “Oscient Pharmaceuticals Corporation”.	☐ For	☐ Against	☐ Abstain

3.	To approve an amendment to the 2000 Employee Stock Purchase Plan, as amended, authorizing an additional 750,000 shares of common stock, par value $0.10 per share, to be reserved for issuance under the plan.	☐ For	☐ Against	☐ Abstain

4.	To approve an amendment to the 2001 Incentive Plan, authorizing an additional 6,000,000 shares of common stock, par value $0.10 per share, to be reserved for issuance under the plan.	☐ For	☐ Against	☐ Abstain

5.	To ratify the selection of Ernst & Young LLP as the Company’s auditors for the year ending December 31, 2004.	☐ For	☐ Against	☐ Abstain

6.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.	☐ For	☐ Against	☐ Abstain

☐    MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE SIGN AND DATE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as executor, administrator, attorney or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Signature  _________________________________________                Date:  __________________________

Signature  _________________________________________                Date:  __________________________